Delisting Determination, The Nasdaq Stock Market, LLC, July 19, 2024, Yield10 Bioscience, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Yield10 Bioscience, Inc., effective at the opening of the trading session on July 29, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on November 15, 2023. On November 16, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On February 13, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On March 26, 2024, the Company received a delist determination for its failure to meet the requirements in Listing Rule 5550(a)(2).
The Panel subsequently amended its decision on April 5 and May 1, 2024.
On May 14, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company. The Company securities were suspended on May 16, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on July 1, 2024.